Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:

Flow Investor Relations

Geoffrey Buscher

253-813-3286

investors@flowcorp.com

FLOW INTERNATIONAL APPOINTS BOARD MEMBER

Kent, WA – August 2, 2011 – Flow International Corporation (NASDAQ: FLOW), the world’s leading developer and manufacturer of industrial waterjet machines for cutting and cleaning applications, announced that it has appointed Robert S. Jaffe as an independent member of its Board of Directors. Jaffe has joined the Board to replace Kathryn L. Munro, whose current term expires in September and is not eligible to be considered for re-election under the company’s term limit policy.

Jaffe is a former partner with the law firm of K&L Gates. In more than 30 years of practice, he represented a wide range of private and publicly-traded corporations and served as primary outside counsel for a number of corporations, including Flow.

“We benefitted from Bob’s vast experience as our lead outside legal counsel for many years,” said Jerry L. Calhoun, Flow’s independent Chairman of the Board. “We welcome Bob to the Board and look forward to his strategic insights and sound business acumen.”

Jaffe (age 65) was a partner in the law firm of K&L Gates, and its predecessor, Preston Gates & Ellis, from 1986 until December 31, 2006. From January 2007 to July 2011, Mr. Jaffe was a Special Counsel with K&L Gates. He practiced corporate law, focusing on mergers, acquisitions and reorganizations, and primary outside counsel work. From 2001 until December 31, 2008, he served as co-investment manager for MRM Capital, LLC and a number of its affiliates. Starting July 1, 2007, he also began advising the Family Office established by James E. Coles. He holds both a B.A. and a J.D. from the University of Washington.

About Flow International

Flow International Corporation is the world’s leading developer and manufacturer of ultrahigh-pressure waterjet cutting technology to industries including automotive, aerospace, job shop, surface preparation, and more. For more information, visit www.flowwaterjet.com.

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